Southern National Bancorp of Virginia, Inc. announces earnings of $9.3 million for the quarter ended June 30, 2019, compared to $8.9 million for the quarter ended June 30, 2018

Southern National Bancorp of Virginia, Inc. also declares a dividend of $0.09 per share, its thirty-first consecutive quarterly dividend.

MCLEAN, Va., July 25, 2019 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National" or the "Company"), and its wholly-owned subsidiary Sonabank (the "Bank"), today announced net income of $9.3 million for the quarter ended June 30, 2019, compared to $8.9 million for the quarter ended June 30, 2018. Earnings per share for the three months ended June 30, 2019 were $0.39 basic and $0.38 diluted compared to $0.37 basic and diluted, for the same period in 2018.

For the six months ended June 30, 2019, net income was $15.3 million compared to $17.1 million for the six months ended June 30, 2018. Earnings per share were $0.64 basic and $0.63 diluted for the six months ended June 30, 2019 compared to $0.71 basic and diluted the year before.

The Board of Directors declared a dividend of $0.09 per share payable on August 23, 2019 to shareholders of record on August 12, 2019. This is Southern National's thirty-first consecutive quarterly dividend.

Highlights for the three and six months ended June 30, 2019 include:

  Loans outstanding of $2.17 billion at June 30, 2019 are down $6.0 million, or -0.55% annualized, since December 31, 2018.  Unanticipated large loan payoffs of $50.0 million in the first quarter were offset by growth of $29.4 million during the first quarter and $14.6 million during the second quarter.
  Net interest margin for the three months ended June 30, 2019 was 3.40% compared to 3.41% for the three months ended March 31, 2019 and 3.79% for the three months ended June 30, 2018.  The yield on earnings assets was 4.93% for the three months ended June 30, 2019 compared to 4.94% for the three months ended March 31, 2019 and 4.86% for the three months ended June 30, 2018. The cost of funds on interest bearing liabilities was 1.62% for the second quarter compared to 1.61% for the first quarter and 1.11% for the second quarter of 2018 as cost of deposit gathering flattens.
  Asset quality remains high as demonstrated by the 0.26% ratio of nonperforming assets, net of SBA guarantees, to total assets at June 30, 2019 compared to 0.28% at December 31, 2019;
  Total deposits of $2.15 billion at June 30, 2019 have increased $52.8 million since December 31, 2018 or 5.04% annualized. The Bank's net loan-to-deposit ratio improved to 100.50% down from 108.24% a year ago;
  Tangible book value per share of $10.49 at June 30, 2019 has increased 12.55% since a year ago;
  Southern National is well capitalized at June 30, 2019 with a tier 1 risk-based capital ratio of approximately 12.48%; and
  Income taxes benefited $1.2 million in the second quarter due to the formal assessment and rebooking of the $5.5 million net operating loss carryforward that was written off in the fourth quarter of 2018.

Net Interest Income

Net interest income was $21.0 million for the quarter ended June 30, 2019 compared to $23.2 million for the second quarter of 2018, which is a direct result of the rising costs of funds including deposits and borrowings. Net interest margin for the three months ended June 30, 2019 was 3.40% compared to 3.41% for the three months ended March 31, 2019 and 3.79% for the three months ended June 30, 2018. The yield on earnings assets was 4.93% for the three months ended June 30, 2019 compared to 4.94% for the three months ended March 31, 2019 and 4.86% for the three months ended June 30, 2018. The cost of funds on interest bearing liabilities was 1.62% for the second quarter compared to 1.61% for the first quarter and 1.11% for the second quarter of 2018 as cost of deposit gathering flattens.

Net interest income was $41.9 million for the six months ended June 30, 2019 compared to $45.7 million for the six months ended June 30, 2018. Net interest margin was 3.41% and 3.80% for the six months ended June 30, 2019 and 2018, respectively, as a result of a rising interest rate environment during 2018 and competition for deposits.

The acquired loan discount accretion on loans acquired in the acquisitions of Eastern Virginia Bankshares, Inc. ("EVBS"), Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank contributed $972 thousand and $1.8 million to net interest income during the three and six months ended June 30, 2019, respectively, compared to $1.1 million and $2.2 million during the three and six months ended June 30, 2018. As expected, the decrease in accretion is due to the slowdown in acquired loan prepayments and payoffs.

Noninterest Income

During the second quarter of 2019, Southern National had noninterest income of $3.2 million compared to $2.6 million during the second quarter of 2018. Income improved on account maintenance and deposit service fees by $413 thousand. Income from bank-owned life insurance decreased $178 thousand due to death benefits paid in 2018. Gain on our investment in Southern Trust Mortgage ("STM") increased to $558 thousand for the three months ended June 30, 2019 compared to a gain of $191 thousand the year before due to operational improvements within STM. For the three months ended June 30, 2019, other noninterest income has benefited from $324 thousand of recoveries of legacy investment securities and loans charged off by EVBS premerger compared to $243 thousand for the three months ended June 30, 2018.

During the six months ended June 30, 2019, noninterest income was $6.3 million compared to $5.6 million for the same period in 2018. Income improved on account maintenance and deposits services fee by $693 thousand during the first six months of 2019. Gain on our investment in STM increased to $576 thousand for the six months ended June 30, 2019 compared to a loss of $(126) thousand the year before. Recoveries of legacy investment securities and loans charged off by EVBS premerger decreased $811 thousand for the first six months of 2019 compared to the same period in 2018.

Noninterest Expense

Noninterest expense was $13.9 million during the second quarter of 2019 compared to $13.6 million during the same period in 2018. Employee compensation and benefits expense totaled $7.1 million for the second quarter of 2019, as compared to $7.0 million for the same period of 2018 due to $350 thousand of separation expense recognized in 2019 and offset by savings from the reduction in staff completed during 2018. Occupancy and equipment expense increased $171 thousand for the second quarter of 2019 compared to the second quarter of 2018 due to improvements made on our branch offices.

Noninterest expense was $30.2 million during the six months ended June 30, 2019 compared to $27.2 million for the six months ended June 30, 2018. The primary increase in noninterest expense was due to a nonrecurring other loss of $3.2 million with related legal expense of $502 thousand during the first quarter of 2019.

Income Tax Expense

Income taxes benefited $1.2 million for the three and six months ended June 30, 2019 due to the formal assessment and rebooking of the $5.5 million net operating loss carryforward that was written off in the fourth quarter of 2018.

Securities Portfolio

Investment securities totaled $250.7 million at June 30, 2019 and represent 9.20% of total assets. Southern National utilizes its securities portfolio to augment income and manage its interest rate risk while serving as a source of liquidity. During the first and second quarter of 2019, $15.0 million and $9.9 million of securities were purchased, respectively. No securities were purchased or sold during 2018.

Loan Portfolio

Loans outstanding of $2.17 billion at June 30, 2019 are down $6.0 million, or -0.55% annualized, since December 31, 2018. Unanticipated large loan payoffs of $50.0 million in the first quarter of 2019 were offset by growth of $29.4 million during the first quarter and $14.6 million during the second quarter.

The composition of our loan portfolio consisted of the following at June 30, 2019 and December 31, 2018 (in thousands):

	June 30, 2019	December 31, 2018
Loans secured by real estate:
Commercial real estate - owner occupied	$ 410,832	$ 407,031
Commercial real estate - non-owner occupied	561,732	540,698
Secured by farmland	9,692	20,966
Construction and land loans	158,956	146,654
Residential 1-4 family (1)	572,715	565,083
Multi-family residential	82,593	82,516
Home equity lines of credit (1)	117,298	128,225
Total real estate loans	1,913,818	1,891,173

Commercial loans	229,502	255,441
Consumer loans	29,310	32,347
Gross loans	2,172,630	2,178,961

Less deferred costs (fees) on loans	215	(137)
Loans receivable, net of deferred costs (fees)	$ 2,172,845	$ 2,178,824

(1) Includes covered loans totaling $15.8 million and $18.3 million as of June 30, 2019 and
December 31, 2018, respectively. Covered loans were acquired in the acquisition of Greater Atlantic Bank and are covered under a FDIC loss-share agreement. The agreement expires in December 2019.

Loan Loss Provision and Asset Quality

Asset quality remained high during the first quarter of 2019. For the six months ended June 30, 2019, the provision for loan losses was $200 thousand compared to $2.7 million for the same period last year. Net charge offs for the three and six months ended June 30, 2019 were $261 thousand and $870 thousand, respectively, compared to $804 thousand and $1.0 million for the same periods in 2018.

Southern National's allowance for loan losses as a percentage of total non-covered loans at June 30, 2019 was 0.54%, compared to 0.57% at December 31, 2018. The allowance for loan losses as a percentage of non-covered non-acquired loans was 0.78% and 0.85% at June 30, 2019 and December 31, 2018, respectively.

Non-covered nonaccrual loans were $2.0 million (excluding $3.2 million of loans fully covered by SBA guarantees) at June 30, 2019 compared to $2.5 million (excluding $3.4 million of loans fully covered by SBA guarantees) as of December 31, 2018. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total assets decreased from 0.28% at December 31, 2018 to 0.26% at June 30, 2019.

Other real estate owned at June 30, 2018 was $5.0 million compared to $5.1 million at December 31, 2018.

Deposits

Total deposits of $2.15 billion at June 30, 2019 have increased $52.8 million since December 31, 2018 or 5.04% annualized. During the six months ended June 30, 2019, demand deposits increased by $15.0 million, or 9.36%, NOW accounts increased by $16.2 million, or 9.37%, while money market accounts increased $88.8 million or 49.98%. Savings accounts decreased to $143.3 million or (10.22%) at June 30, 2019 from a balance of $151.1 million at December 31, 2018. Time deposits decreased $59.4 million, or (12.85%), from $925.4 million at December 31, 2018, to $866.0 million at June 30, 2019 due to the reduction in brokered time accounts.

Stockholders' Equity

Total stockholders' equity increased to $362.8 million at June 30, 2019 from $348.3 million at December 31, 2018. Our tier 1 risk-based capital ratios were approximately 12.48% and 14.08% for Southern National and Sonabank, respectively, as of June 30, 2019.

About Southern National Bancorp of Virginia, Inc.

As of June 30, 2019, Southern National had $2.72 billion in total assets, $2.17 billion in total loans and $2.15 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At June 30, 2019, Sonabank had forty-five full-service branches. Thirty-eight full-service retail branches are in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2019	2018(1)
Assets
Cash and cash equivalents	$ 33,088	$ 28,611
Investment securities-available for sale	163,860	143,377
Investment securities-held to maturity	86,815	92,462
Stock in Federal Reserve Bank and Federal Home Loan Bank	17,364	19,522
Loans receivable, net of deferred fees	2,172,845	2,178,824
Allowance for loan losses	(11,613)	(12,283)
Net loans	2,161,232	2,166,541
Intangible assets	109,838	110,563
Operating lease right-of-use assets	7,924	-
Bank premises and equipment, net	30,767	32,352
Bank-owned life insurance	63,060	62,495
Deferred tax assets, net	14,475	14,104
Other assets	35,880	31,268
Total assets	$ 2,724,303	$ 2,701,295

Liabilities and stockholders' equity
Demand deposits	$ 335,024	$ 320,043
NOW accounts	361,787	345,597
Money market accounts	444,299	355,469
Savings accounts	143,328	151,050
Time deposits	865,988	925,441
Total deposits	2,150,426	2,097,600
Federal Home Loan Bank advances-short term	110,640	163,340
Subordinated notes	56,678	56,673
Operating lease liabilities	8,385	-
Other liabilities	35,382	35,392
Total liabilities	2,361,511	2,353,005
Stockholders' equity	362,792	348,290
Total liabilities and stockholders' equity	$ 2,724,303	$ 2,701,295

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest and dividend income	$ 30,393	$ 29,683	$ 60,696	$ 57,703
Interest expense	9,429	6,509	18,780	12,029
Net interest income	20,964	23,174	41,916	45,674
Provision for loan losses	-	1,050	200	2,650
Net interest income after provision for loan losses	20,964	22,124	41,716	43,024
Account maintenance and deposit service fees	1,788	1,375	3,475	2,783
Income from bank-owned life insurance	385	563	908	870
Equity gain (loss) from mortgage affiliate	558	191	576	(126)
Recoveries related to acquired charged-off
loans and investment securities	324	243	915	1,726
Other	135	181	378	379
Noninterest income	3,190	2,553	6,253	5,632
Employee compensation and benefits	7,144	7,007	12,956	13,779
Occupancy and equipment expenses	2,538	2,367	5,051	4,815
Amortization of core deposit intangible	362	362	725	723
FDIC assessments	-	319	-	655
Amortization of FDIC indemnification asset	177	177	325	350
Net (gain) loss on other real estate owned	(36)	(40)	(38)	160
Other expenses	3,707	3,425	11,163	6,754
Noninterest expense	13,892	13,617	30,182	27,236
Income before income taxes	10,262	11,060	17,786	21,420
Income tax expense	943	2,193	2,448	4,294
Net income	$ 9,319	$ 8,867	$ 15,339	$ 17,126

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Per Share Data:
Earnings (loss) per share - Basic	$ 0.39	$ 0.37	$ 0.64	$ 0.71
Earnings (loss) per share - Diluted	$ 0.38	$ 0.37	$ 0.63	$ 0.71
Book value per share	$ 15.04	$ 13.91	$ 15.04	$ 13.91
Tangible book value per share (1)	$ 10.49	$ 9.32	$ 10.49	$ 9.32
Weighted average shares outstanding - Basic	24,024,580	24,037,906	24,017,311	23,999,937
Weighted average shares outstanding - Diluted	24,322,717	24,329,135	24,315,017	24,281,292
Shares outstanding at end of period	24,117,326	24,046,453	24,117,326	24,046,453

Selected Performance Ratios (2):
Return on average assets	1.37%	1.32%	1.14%	1.29%
Return on average equity	10.46%	10.68%	8.71%	10.41%
Return on average tangible equity (3)	15.10%	15.97%	12.63%	15.52%
Yield on earning assets	4.93%	4.86%	4.94%	4.81%
Cost of funds	1.62%	1.11%	1.61%	1.05%
Net interest margin	3.40%	3.79%	3.41%	3.80%
Net loans to deposits	100.50%	108.24%	100.50%	108.24%
Operating efficiency ratio (4)	58.21%	53.60%	63.73%	54.62%
Net charge-offs to average loans	0.01%	0.04%	0.04%	0.05%

	As of
	June 30,	December 31,
	2019	2018

Stockholders' equity to total assets	13.32%	12.89%
Tier 1 risk-based capital ratio (approximate for June 30, 2019)	12.48%	12.06%
Intangible assets:
Goodwill	$ 101,954	$ 101,954
Core deposit intangible, net	7,884	8,609
Total	$ 109,838	$ 110,563

Loans and other real estate owned (5):
Nonaccrual loans (6)	$ 5,200	$ 5,916
Loans past due 90 days and accruing interest	-	-
Other real estate owned	5,041	5,077
Total nonperforming assets	$ 10,241	$ 10,993
Allowance for loan losses to total non-covered loans	0.54%	0.57%
Nonperforming assets excluding SBA guaranteed loans to
total assets	0.26%	0.28%

(1) Non-GAAP measure defined as stockholders' equity less goodwill and other intangibles divided by common shares outstanding.
(2) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(3) Non-GAAP measure defined as average stockholders' equity less average goodwill and other intangibles.
(4) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(5) Applies only to non-covered loans and other real estate owned.
(6) Nonaccrual loans include SBA guaranteed amounts totaling $3.2 million and $3.4 million at June 30, 2018 and
December 31, 2018, respectively.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	2019	2018	2019	2018
Net income excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)
Net income (GAAP)	$ 9,319	$ 8,867	$ 15,339	$ 17,126
Nonrecurring other loss and related legal expense	-	-	3,702	-
Income tax effect of adjustment for the nonrecurring other loss
and related legal adjustment	-	-	(777)	-
Net income excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	$ 9,319	$ 8,867	$ 18,264	$ 17,126

Return on average assets excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Return on average assets	1.37%	1.32%	1.14%	1.29%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	0.00%	0.00%	0.21%	0.00%
Return on average assets excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	1.37%	1.27%	1.35%	0.85%

Return on average assets excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Return on average equity	10.46%	10.68%	8.71%	10.41%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	0.00%	0.00%	1.66%	0.00%
Return on average assets excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	10.46%	10.68%	10.37%	10.41%

Operating Efficiency Ratio
and related legal adjustment (Non-GAAP)
Operating Efficiency Ratio	58.21%	53.60%	63.73%	54.62%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	0.00%	0.00%	-7.80%	0.00%
Operating Efficiency Ratio exlcuding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	58.21%	53.60%	55.93%	54.62%

Contacts:	Addresses:
Joe A. Shearin, CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com